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[MERRILL
LYNCH LOGO]     MERRILL LYNCH LIFE INSURANCE COMPANY       Little Rock,
                                                           Arkansas
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                                  ENDORSEMENT
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This endorsement adds or modifies certain provisions of the basic policy.  It controls over any contrary provisions of the policy.
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                                  The following provision is added to the
                                  policy:

Decreasing The                    The owner may elect to decrease the face
Face Amount                       amount provided that neither insured has
                                  attained age 86. The minimum change in the face amount is $100,000. Beginning in policy year four (4) provided that two base premiums have been paid, one such change may be requested each policy year. To request a change in face amount, you must provide satisfactory notice to us. The effective date of change will be the policy anniversary date next following approval of the change. As of the effective date of change, the guarantee period will be recalculated as follows:

                                  (1)  We take the fixed base described in
                                  the policy as of such date.

                                  (2)  Based on the policy year, the face
                                  amount of the policy, plus any additional insurance coverage provided by a rider, and the amount in (1), we will redetermine the guarantee period.

                                  We will not allow a decrease in the face amount:

                                  -If it would result in a face amount of
                                  less than $250,000;
                                  -If the resulting guarantee period will
                                  extend beyond the younger insured's attained age 100; or
                                  -Below the face amount required to keep the policy qualified as life insurance under federal income tax laws as interpreted by us.

                                  If the change will cause this policy to
                                  become a modified endowment contract under federal income tax laws as interpreted by us, we will require your consent.


                                  MERRILL LYNCH LIFE INSURANCE COMPANY



                                  /s/ Barry G. Skolnick     /s/ Anthony J. Vespa
                                  Secretary                 President

VULDEC